                                                                    Exhibit 20.1

Partners First Credit Card Master Trust (PRCMT)
Excess Spread Analysis - December 2001

                                                                                        Delinquencies
                                        Monthly       Gross        Net
                          Excess        Payment      Portfolio   Charge-       30-59       60-89                 3 - mos
                          Spread         Rate         Yield       Offs         days        days      90+ days     Averag
                          ------------------------------------------------------------------------------------------------------


Series 1998-3

   Nov-01                  3.46%         9.53%        17.94%      10.29%       2.15%       1.46%      2.68%       4.28%
   Dec-01                  4.53%         9.49%        18.57%      10.02%       1.86%       1.48%      2.67%       4.50%
